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                        TDX CORPORATION AND SUBSIDIARIES

            Statement regarding the computation of earnings per share


                                  Exhibit 11.1

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                                      For the three months ended
                                              September 30,
                                       1995                 1994
--------------------------------------------------------------------------------
Weighted average shares outstanding       7,334,524             7,334,524

Loss from continuing operations           $(231,417)            $(268,071)
Income from discontinued operations             ---                 8,085
                                        -----------            ----------
Net loss                                 $ (231,417)            $(259,986)
                                         -----------            ----------
                                         -----------            ----------
Net income (loss)  per share:
 - Continuing                            $     (.03)            $    (.04)
 - Discontinuing                                ---                   ---
                                         ----------             ---------
 Net loss per share                      $     (.03)            $    (.04)
                                         ----------             ---------
                                         ----------             ---------
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